Exhibit 99.1

OriginOil Signs First Agreement to License its CLEAN-FRAC Process for Oil & Gas Market

New “Powered by OriginOil” deployment points to future licensing revenues from a market potentially worth $300 Billion per year

Los Angeles, California – October 17, 2012 –OriginOil, Inc. (OTC/BB: OOIL), the developer of a breakthrough energy production process for harvesting algae and cleaning up oil & gas water, announced today that it has signed its first agreement to license OriginOil’s proprietary CLEAN-FRAC™ process with oil and gas water treatment firm Pearl H2O.

The agreement is the first in the company’s “Powered by OriginOil™” strategy of deploying OriginOil’s unique technology across global markets to Original Equipment Manufacturers (OEMs) who will integrate it seamlessly into their systems and under their own brand.

Pearl H2O intends to integrate OriginOil’s CLEAN-FRAC as the first step in its own continuous-process oil and gas frack water recovery and cleanup system. Pearl plans to deploy a showcase system before year-end, which is expected to result in first licensing revenues to OriginOil in early 2013.

Pearl H2O LLC is a newly funded Fountain Valley, California-based company founded by Pacific Advanced Civil Engineering (PACE)’s shareholders to develop new technology primarily in the water and energy fields and bring commercial viable solutions to the marketplace.

Cory Severson, President of Pearl H2O, stated, “When PACE validated OriginOil’s technology on very contaminated frack flowback water from Texas, we knew they had a winner. We tested many processes for the removal of organics and none were even close to the performance we saw with OriginOil technology. OriginOil’s technology is an important part of Pearl’s solution, and we look forward to supporting OriginOil’s rollout under our new partnership.”

Under the terms of the OEM agreement, OriginOil has granted a non-exclusive license to Pearl H2O to bundle OriginOil’s high-speed and chemical-free CLEAN-FRAC technology with Pearl H2O’s frac water cleanup system, with royalties as a share of overall revenue paid to OriginOil.

“The first OEM agreement is always the toughest, and we salute this provider of next-generation water cleaning technology for taking the lead on the rest of the industry,” said Riggs Eckelberry, OriginOil CEO. “We are delighted to welcome them aboard and will dedicate ourselves to ensuring our mutual commercial success.”

Pearl recently engineered an integrated system that can clean up frac water to safe water standards using the OriginOil CLEAN-FRAC process as the first stage. It has allocated funding for a demonstration scale system, with production units to follow.

OriginOil’s CLEAN-FRAC process is based on the company’s Solids Out of Solution™ technology that efficiently removes oils, suspended solids, insoluble organics and bacteria from produced or ‘frac flowback’ water, on a continuous flow basis and without the use of chemicals.

Water is produced and used in large quantities in oil and gas operations. According to the U.S. Department of Energy, an average of 3 barrels of contaminated water is generated for each 1 barrel of oil produced. In the United States, the average is 7 barrels of water. Greentech Media reports that energy companies pay between $3 – $12 to dispose of each barrel of produced water, implying a potential world market value between $300 billion and $1 trillion per year.

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About PACE

PACE is a specialized civil engineering firm formed in 1987 to deliver advanced water resource solutions. A unique balance is struck between applied engineering and research in the specialization areas of water, wastewater, and stormwater management. A strong foundation of knowledge in the principles of water chemistry, water biology, hydrology and hydraulics ensures engineering products are both economically viable and environmentally sustainable. The firm is headquartered in Southern California, with operations world-wide (www.pacewater.com).

About OriginOil, Inc.

OriginOil has developed an energy production process for harvesting algae and cleaning up oil & gas water. Operating at the first stage of extraction, this high-speed and chemical-free process can be embedded in other systems to improve performance. Originally invented to solve the biggest problem in algae production, it is now finding demand in oil and gas fracking and production water cleanup, an immediate and fast-growing market that desperately needs clean technology solutions. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.   The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Jerry Schranz
Antenna Group – a Beckerman Company 201-465-8020 jerry@antennagroup.com

Investor Relations OriginOil:
Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 3 International: +1-323-939-6645 Ext. 3 Fax: 323-315-2301 ir@originoil.com www.originoil.com

Abstract
OriginOil signs first agreement to license its CLEAN-FRAC process for oil & gas market; new “Powered by OriginOil” deployment points to future licensing revenues from a market potentially worth $300 Billion per year

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